Exhibit 99.1

ONDAS HOLDINGS ANNOUNCES DEFINITIVE MERGER AGREEMENT TO ACQUIRE AIROBOTICS

acquisition will combine market-leading automated drone platforms conference call scheduled for august 9, 2022 at 8:30 am et

Waltham, MA / Petah Tikva, Israel – August 8, 2022 – Ondas Holdings Inc. (NASDAQ: ONDS) (“Ondas” or the “Company”), a leading provider of private wireless, drone and automated data solutions through its wholly owned subsidiaries, Ondas Networks Inc. (“Ondas Networks”) and American Robotics, Inc. (“American Robotics”, or “AR”), announced today that it has entered into a definitive merger agreement to acquire AIROBOTICS Ltd. (TASE: AIRO) (“Airobotics”), a leading Israeli developer of autonomous unmanned aircraft systems (“UAS”) and automated data analysis and visualization platforms.

“I am thrilled to welcome Meir Kliner and the entire Airobotics team to Ondas,” said Eric Brock, Chairman and CEO of Ondas. “Airobotics brings Ondas incredible talent, along with the Optimus System, a proven, world class automated drone platform, which is highly complementary to AR’s market-leading Scout System™. The combination of Airobotics with American Robotics is a seminal event in the drone sector, creating a leading global provider of commercial drone solutions capable of scaling for customers. We believe the UAS industry will consolidate as the market transitions from development to growth. We will continue to position American Robotics to drive the technical and regulatory leadership required to lead this market.”

“We are excited to join the Ondas team where we will advance our mission to provide market-leading solutions to our customers,” said Meir Kliner, CEO & Co-Founder of Airobotics. “Combining with American Robotics offers massive benefits to our company and customers and will help accelerate our growth. Airobotics has developed a strong customer pipeline and is now positioned to leverage our investments in technology and the hard work of our team for growth. We look forward to working closely with our colleagues at American Robotics to maximize the potential of our companies and deliver for customers.”

Additional details related to the acquisition of Airobotics will be discussed on the Company’s earnings call scheduled for Tuesday, August 9, 2022 at 8:30am.

Transaction Details

Each issued and outstanding share of Airobotics will be converted into, and exchanged for, 0.16806 shares of Ondas common stock. Ondas expects to issue approximately 2.8 million shares as consideration to the Airobotics shareholders (excluding approximately 1.7 million shares underlying options and warrants to be outstanding following the acquisition), implying an acquisition value of approximately $15.2 million as of Friday, August 5, 2022.  The acquisition is subject to the satisfaction of numerous conditions, including the receipt of Airobotics’ shareholder approval in respect to the acquisition and the receipt of all material third party consents. The parties intend to complete the acquisition in the second half of 2022. We can provide no assurance that the acquisition will be completed as proposed or at all.

B. Riley Securities, Inc., a leading full service investment bank and wholly-owned subsidiary of B. Riley Financial, Inc. (NASDAQ: RILY), is serving as exclusive financial advisor to Ondas in connection with the acquisition of Airobotics.

Akerman LLP and Pearl Cohen Zedek Latzer Baratz are serving as legal counsel to Ondas, and Herzog Fox & Neeman and Erez Rozenbuch Advocates are serving as legal counsel to Airobotics.

Conference Call & Audio Webcast Details

Ondas will hold a conference call on Tuesday, August 9, 2022, at 8:30 a.m. Eastern Time to discuss Ondas’ financial results for the quarter ended June 30, 2022 and the acquisition of Airobotics. Investors may access a live webcast of the earnings conference call via the “News / Events” page of Ondas’ Investor Relations website at https://ir.ondas.com. Following the presentation, a replay of the webcast will be available for 30 days in the same location of Ondas’ website.

Live Listen Only Webcast Participant Dial In (toll free) Participant Dial In (International) Participant Call Pre-Registration	Webcast Here 844-883-3907 412-317-5798 Pre-Register Here

About Ondas Holdings Inc.

Ondas Holdings Inc. (“Ondas”) is a leading provider of private wireless data and drone solutions through its wholly owned subsidiaries Ondas Networks Inc. (“Ondas Networks”) and American Robotics, Inc. (“American Robotics” or “AR”). Ondas Networks is a developer of proprietary, software-based wireless broadband technology for large established and emerging industrial markets. Ondas Networks’ standards-based (802.16s), multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today’s legacy private licensed wireless networks. Ondas Networks’ customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators) and government entities whose demands span a wide range of mission critical applications. American Robotics designs, develops, and markets industrial drone solutions for rugged, real-world environments. AR’s Scout System™ is a highly automated, AI-powered drone system capable of continuous, remote operation and is marketed as a “drone-in-a-box” turnkey data solution service under a Robot-as-a-Service (RAAS) business model. The Scout System™ is the first drone system approved by the FAA for automated operation beyond-visual-line-of-sight (BVLOS) without a human operator on-site. Ondas Networks and American Robotics together provide users in rail, agriculture, utilities and critical infrastructure markets with improved connectivity and data collection capabilities.

For additional information on Ondas Networks and Ondas Holdings, visit www.ondas.com or follow Ondas Networks on Twitter and LinkedIn. For additional information on American Robotics, visit www.american-robotics.com or follow American Robotics on Twitter and LinkedIn.

Information on Ondas’ websites and social media platforms is not incorporated by reference in this release or in any of Ondas’ filings with the U.S. Securities and Exchange Commission (the “SEC”).

About Airobotics Ltd.

Airobotics Ltd. (TASE: AIRO) is an Israeli manufacturer and operator of autonomous Unmanned Aircraft (UAs) and Aerial Data Platforms. Airobotics UAs are used for industrial, homeland security and smart city services, providing automated data capture and analysis services, performed 24/7 without human intervention, and addressing the needs of the world’s most complex environments. Airobotics is actively deployed in Israel and the UAE and has business development activities in the USA and Singapore. Airobotics’ Optimus System provides an end-to-end solution, comprising an industrial grade UAV, an automated base station, wide-ranging regulatory certification, and an automated data analysis and visualization platform.

Airobotics drone network solution: https://youtu.be/-xQGPYwNr28

Airobotics registration statement and other documents filed with the Tel-Aviv Stock Exchange (“TASE”) through the website: https://maya.tase.co.il/company/1941?view=reports

Information on Airobotics’ website and social media platforms is not incorporated by reference in this release.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Important Additional Information Will be Filed with the SEC

Ondas will file with the SEC a registration statement on Form S-4, which will include a prospectus of Ondas. INVESTORS ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT AND OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ONDAS, AIROBOTICS, THE PROPOSED ACQUISITION AND RELATED MATTERS. Investors will be able to obtain free copies of the registration statement and other documents filed with the SEC through the website maintained by the SEC at www.sec.gov and on Ondas’ website at https://ir.ondas.com.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 or as defined in the Israeli Securities Law 5728 – 1968. We caution readers that forward-looking statements are predictions based on Ondas’ and Airobotics’ current expectations about future events. Examples of forward-looking statements include, among others, statements regarding the proposed acquisition, including the benefits and timing of the proposed acquisition. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Ondas’ and Airobotics’ actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including (1) the inability to complete the proposed acquisition, including due to a failure to obtain third party consents, or satisfy other closing conditions; (2) the risk that the proposed acquisition disrupts current plans and operations as a result of the announcement and consummation of the proposed acquisition; (3) the ability to recognize the anticipated benefits of the proposed acquisition, which may be affected by, among other things, the ability of management to integrate the combined company’s business and operation, and the ability of the parties to retain key employees; (4) costs related to the proposed acquisition; and (5) with respect to Ondas, the other risks and uncertainties discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of Ondas’ most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of Ondas’ Quarterly Reports on Form 10-Q and in Ondas’ other filings with the SEC and with respect to Airobotics, Section 27 in Chapter A of the Airobotics Periodic Report for 2021 as published in the Israeli Securities Authority’s Magna System on March 30, 2022. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Media Contact for Ondas:

Derek Reisfield, President and CFO

Ondas Holdings Inc.

888-350-9994 x1019

ir@ondas.com

Media Contact for American Robotics:

Payton St. Lawrence

BIGfish Communications for American Robotics

americanrobotics@bigfishpr.com

617-713-3800

Investor Relations Contact for Ondas:

Cody Cree and Matt Glover

Gateway Group, Inc. for Ondas

949-574-3860

ONDS@gatewayir.com

Company Contact for AIROBOTICS:

Yishay Curelaru, CFO

AIROBOTICS Ltd.

+97235374946

office@airoboticsdrones.com

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